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                                                                   EXHIBIT 10.12

                                    AGREEMENT

          1. This agreement ("Agreement") is entered into between Thomas S. Liston ("Liston") and Barry's Jewelers, Inc., a California corporation ("Barry's"), to set forth the severance arrangements Barry's has made for Liston and to resolve all other matters between Barry's and Liston. Specifically, the purpose of this Agreement is, among other things, to (i) set forth the parties' agreements concerning severance and other benefits to be provided to Liston pursuant to the Employment Agreement between the parties dated as of April 8, 1996 (the "Employment Agreement"), as well as other benefits described herein, and (ii) provide for mutual general releases. A copy of the Employment Agreement is attached hereto as Exhibit "A".

          2. The parties agree and acknowledge that Liston resigned as an officer, director and employee of Barry's (and each of its subsidiary and affiliated entities, as applicable) effective as of February 13, 1997.

          3A. Pursuant to the Employment Agreement (as modified herein), Barry's agrees to provide the following severance and other benefits to Liston:

              3A.1 In accordance with Section 4.3(x) of the Employment Agreement, $342,692.33 (the "Severance Amount"), computed as the amount of salary at Liston's rate of salary in effect immediately prior to February 13, 1997, for the period from February 17, 1997 through April 8, 1998, payable in cash as follows (subject to the last paragraph of this Section
     3A): Liston will receive monthly or biweekly payments from Barry's in the same amounts and with the same periodicity that salary was paid to Liston immediately prior to February 13, 1997, commencing with the next regular payroll after that date and through and including a final payment (on or about April 8, 1998) to fully satisfy the Severance Amount. The Severance Amount does not include Liston's salary for the period up through and including February 16, 1997, which he acknowledges has previously been paid in cash by Barry's.

              3A.2 In accordance with Section 3.2 and Section 4.3 of the Employment Agreement, the 10,000 shares of restricted Common Stock of Barry's referred to therein is deemed immediately and fully vested as of February 13, 1997. Accordingly, Barry's has paid Liston $8,230.63 in cash, representing the special bonus in respect of certain tax obligations of Liston (fully "grossed up" for taxes) corresponding to one-half (1/2) of the restricted stock referred to in said Section 3.2.

              3A.3 In accordance with Section 3.2 and Section 4.3 of the Employment Agreement, the stock options referred to therein are hereby deemed immediately and fully vested as of February 13, 1997.

              3A.4 In accordance with Section 3.7 and Section 4.3 of the Employment Agreement and applicable law, Barry's will pay Liston $2,464.62 in cash promptly following the execution date hereof, representing Barry's obligation for accrued vacation benefits.


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                  3A.5 In accordance with Section 3.5 and Section 4.3 of the
     Employment Agreement, for the period from February 13, 1997 through April 8, 1998, Liston shall continue to be included, at Barry's expense, in Barry's medical insurance plan. This benefit shall be effected by Liston's election of COBRA coverage; Barry's will then pay or reimburse Liston for the cost of the election of such coverage during the period specified in the preceding sentence.

     In addition to the foregoing items of severance and benefits, nothing in this Agreement shall be deemed to affect Liston's benefits and rights under Barry's 401(k) plan and deferred compensation plan for senior managers (the "Tophat Plan"); all rights and elections that may be available to Liston under the terms of those plans with respect to his account interests therein shall continue to be available to him. Among other things, in the event that Barry's elects to terminate the Tophat Plan, then Liston shall have all of the rights specified therein in connection with a termination. In addition, in the event of such a termination of the Tophat Plan, Barry's agrees that it will establish a separate "rabbi trust" for maintenance of funds previously elected to be deferred for tax purposes by Liston, to enable Liston to continue to achieve deferral to the maximum extent reasonably achievable under applicable tax law. All amounts payable to Liston and other benefits to be provided to Liston in accordance with this
     Section 3A and Section 3B below shall be subject to withholding in accordance with applicable law.

              3B. In addition to the benefits provided for in the Employment Agreement, Barry's agrees to provide the following benefits to Liston:

                  3B.1 Barry's will pay the fees of an outplacement services firm for outplacement services to be provided to Liston, up to a maximum of $25,000, upon presentation of invoices and/or other appropriate supporting documentation evidencing such fees.

                  3B.2 For the period from February 13, 1997 through April 8, 1998, Liston shall continue to be included, at Barry's expense, in Barry's life insurance and disability insurance plans.

                  3B.3 For the period from February 13, 1997 through April 8, 1998, Barry's shall continue to provide the same automobile-related benefits to Liston as provided under the existing Employment Agreement (including lease payments and payment of maintenance, gas, oil, insurance and license as provided in the existing Employment Agreement).

              3C. In the event of Liston's death prior to the full Severance Amount having been paid as provided in Section 3A above, Barry's shall be obligated to continue to provide such benefit to Liston's spouse, subject to the terms and elections available under the Tophat Plan, as applicable.

              4. Liston agrees that he will comply with Section 9 of the Employment Agreement, notwithstanding the termination of his employment by Barry's. In this regard, Barry's acknowledges that Liston has made himself reasonably available to Barry's for the purpose of returning confidential information to Barry's as provided in said Section 9.

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     Liston acknowledges, however, that Barry's has no means of independently verifying full compliance by Liston with said Section 9, and as a result Liston agrees that he will in the future fully comply with the document return and other provisions of said Section.

          5. Liston agrees that any and all claims or obligations, including any claim for violation of any state or federal statute (such as statutes concerning discrimination based on disability or perceived disability, race, sex, or national origin), which he may have against Barry's are fully and completely settled by this Agreement, and all liability or potential liability on any such claim is hereby released. This release of claims includes claims against Barry's directors, officers, employees and representatives (collectively, "Representatives"), and against any and all present and future affiliated companies of Barry's and their respective Representatives. This release also includes all claims arising out of Liston's employment with Barry's and the termination of that employment, including all rights and benefits under the Employment Agreement. Liston does not, by signing this Agreement, release claims with respect to fulfillment of the promises contained in this Agreement. Barry's (on behalf of itself and its present and future affiliated companies and their respective Representatives) similarly agrees that any and all claims or obligations which it may have against Liston relating to Liston's service as an officer, director and employee of Barry's are fully and completely settled by this Agreement, and all liability or potential liability on any such claim is hereby released. Barry's does not, by signing this Agreement, release claims with respect to fulfillment of the promises contained in this Agreement.

          6. Except as specifically noted in Section 5 above, each of Barry's and Liston waives any and all rights it/he may have to invoke, or in any other way to seek the benefits of, Section 1542 of the California Civil Code (or any other similar statute). Section 1542 provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          7. Liston understands and acknowledges that (a) this Agreement constitutes a voluntary waiver of any and all claims he has against Barry's as of the date of his execution of this Agreement, including claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq.; (b) he has waived any and all such claims pursuant to this Agreement and in exchange for consideration, the value of which is substantial; (c) he has been, and is now, advised to consult with an attorney concerning this Agreement before signing it; (d) he has been, and is now, informed that he has a period of at least 21 days to consider the terms of this Agreement (though he need not take the full 21 days if he, in his sole discretion, does not wish to do so); and (e) he may revoke this Agreement at any time during the 7 days following the date of his signing of the Agreement, and this Agreement shall not become effective or enforceable until the eighth day after Liston's signing of the Agreement. If Liston so revokes this Agreement, Liston agrees and acknowledges that Barry's will likewise not be bound by the agreements set forth herein and will reserve the right, among others, to assert that Liston's termination is for "cause" under the Employment Agreement, seek a return of the Severance Amount and other benefits described in Section 3 above and seek other remedies available at law or in equity.

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          8. Each party agrees that this Agreement is confidential and neither will voluntarily disclose its terms, except that Liston and the management of Barry's may discuss the Agreement with their spouses, their attorneys, and their tax advisers (including, in the case of Barry's management, Barry's attorneys and tax advisers).

          9. In connection with Liston's separation from Barry's, Barry's is providing a reference letter, addressed to Liston, in the form attached hereto as Exhibit "B".

          10. Liston promises that he will not in the future file a claim against Barry's with respect to a matter released herein. Barry's promises that it will not in the future file a claim against Liston with respect to a matter released herein.

          11. If either Barry's or Liston files a claim to enforce this Agreement or a claim otherwise arising in any way out of this Agreement, the claim will be decided by binding and final arbitration. The procedures for conducting that arbitration will be decided by the parties.

          12. Each party acknowledges that he or it has had an opportunity to negotiate with regard to the terms of this Agreement, to receive advice with regard to it, and carefully to read and consider the terms of the Agreement before signing it.

          13. This Agreement contains the entire agreement of Barry's and Liston concerning the subjects covered in the Agreement. This Agreement supersedes any previous discussions or agreements about those subjects.



Date:
     --------------------                      --------------------------------
                                               Thomas S. Liston

Date:
     --------------------                      BARRY'S JEWELERS, INC.

                                               By:
                                                  -----------------------------

                                               Its:
                                                   ----------------------------

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